Exhibit 99.1

Silver Pegasus Acquisition Corp. Announces Pricing

of $100 Million Initial Public Offering

July 14, 2025, [   ] Eastern Standard Time

Santa Clara, California--(BUSINESS WIRE) - Silver Pegasus Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq and will trade under the ticker symbol “SPEGU” beginning July 15, 2025. Each unit consists of one Class A ordinary share of the Company, $0.001 par value per share, and one right, each right entitling the holder to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on the Nasdaq under the symbols “SPEG” and “SPEGR,” respectively. The offering is expected to close on July 15, 2025, subject to customary closing conditions.

The Company, led by Chairman of the Board of Directors, President, and Chief Executive Officer, Cesar Johnston, is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, the Company intends to concentrate its search on businesses with a focus on the semiconductor industry.

Roth Capital Partners is acting as book-running manager and sole underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,500,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on July 14, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Cesar Johnston

Silver Pegasus Acquisition Corp.

(408) 734-6022